MALIZIA SPIDI & FISCH, PC ATTORNEYS AT LAW
901 New York Avenue, N.W. Suite 210 East Washington, D.C. 20001 (202) 434-4660 Facsimile: (202) 434-4661	1900 South Atherton Street Suite 101 State College, PA 16801 (814) 272-3502 Facsimile: (814) 272-3514

December 18, 2009

WSFS Financial Corporation

500 Delaware Avenue

Wilmington, Delaware 19801

Ladies and Gentlemen:

We have acted as counsel to WSFS Financial Corporation (the “Company”) in connection with the offer and sale of up to 991,379 shares of common stock, $.01 par value, of the Company (“Common Stock”) by one of the Company’s shareholders. The registration of the Common Stock is set forth in the Company’s Registration Statement on Form S-3 (the “Registration Statement”) which is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). As special counsel to the Company, we have reviewed such legal matters as we have deemed appropriate for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the Registration Statement will, when issued in accordance with the terms thereof against full payment therefor, be validly issued, fully paid, and non-assessable shares of Common Stock of the Company. This opinion is given as of the effective date of the Registration Statement.

This opinion is rendered to you and for your benefit solely in connection with the registration of the securities. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation or entity for any purposes whatsoever without our prior written consent. We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion should not be quoted in whole or in part without the prior written consent of this firm, nor is this opinion letter to be filed with or furnished to any other governmental agency or other person, except as otherwise required by law.

Sincerely,

/s/ Malizia Spidi & Fisch, PC

MALIZIA SPIDI & FISCH, PC